Exhibit 99.1

Rose Rock Midstream, L.P. Reports Fourth Quarter and Full Year 2012 Results
Fourth Quarter Adjusted EBITDA Increased 4% Over Previous Quarter and 14% Year-Over-Year

Tulsa, OK - February 28, 2013 - Rose Rock Midstream, L.P. (NYSE: RRMS) today announced its financial results for the three months and year ended December 31, 2012.

Rose Rock Midstream reported fourth quarter 2012 Adjusted EBITDA of $9.9 million, up 4% from third quarter 2012 of $9.5 million, and up 2% from the fourth quarter 2011 of $9.7 million. Adjusted EBITDA for the year ended December 31, 2012, totaled $39.5 million, compared to Adjusted EBITDA of $34.8 million for the year ended December 31, 2011, an increase of 14%.

"Rose Rock Midstream finished the year strong, delivering results in the upper end of our guidance range, and we are pleased with the company's growth and financial performance,” said Norm Szydlowski, chief executive officer of Rose Rock Midstream's general partner. “We set out to achieve certain goals during 2012 and we are confident that year-end results, quarterly cash distribution increases of 11% since the IPO and our recent acquisition of 17% of the White Cliffs Pipeline are all steps in the right direction.”

Adjusted gross margin was $19.2 million for the fourth quarter 2012, flat compared to third quarter 2012 and 5% above fourth quarter 2011 Adjusted gross margin of $18.3 million. Adjusted gross margin for the year ended December 31, 2012, totaled $74.6 million, compared to Adjusted gross margin of $64.3 million for the year ended December 31, 2011. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are reconciled to their most directly comparable GAAP measures below.

Fourth quarter 2012 net income totaled $4.6 million, compared to $6.5 million for the third quarter 2012 and $6.8 million for the fourth quarter 2011. Net income for the year ended December 31, 2012, totaled $24.0 million, compared to net income of $23.2 million for the year ended December 31, 2011.

Rose Rock Midstream's distributable cash flow for the three months ended December 31, 2012 was $7.8 million. On January 24, 2013, Rose Rock Midstream increased the partnership's quarterly cash distribution to $0.4025 per unit from $0.3925 per unit, effective for the fourth quarter 2012, resulting in an annualized distribution of $1.61 per unit. This is a 2.5% increase over the third quarter 2012 and marks the fourth consecutive increase in the quarterly cash distribution to RRMS limited partner unitholders. The distribution was paid on February 14, 2013 to all unitholders of record on February 4, 2013. Distributable cash flow, which is a non-GAAP measure is reconciled to its most directly comparable GAAP measure below.

2013 Guidance
Rose Rock Midstream anticipates 2013 Adjusted EBITDA of $56 million to $60 million, an increase of approximately 47% over 2012 results of $39.5 million, primarily due to the acquisition of a partial interest in January 2013 in the White Cliffs Pipeline. The partnership also expects to deploy $60 million in capital investments in 2013, with 93% allocated to growth projects and a target distribution growth rate in 2013 of 10% to 15% year-over-year.

“Rose Rock Midstream generated strong results for 2012 and our future outlook is just as promising,” Szydlowski said. “We continue our focus on organic growth driven by opportunities like the White Cliffs Pipeline, a tremendous asset with substantial volume growth and expansion work already in progress. This acquisition supports our strategic plan, complements our crude-based business and echoes our commitment to provide value to our unitholders.”

Exhibit 99.1

Earnings Conference Call
Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors tomorrow, March 1, 2013, at 11 a.m. EST. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 88748209. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream's Investor Relations website at ir.rrmidstream.com. A replay of the webcast will also be available for a year following the call at ir.rrmidstream.com on the Calendar of Events-Past Events page. The fourth quarter and full year 2012 earnings slide deck will be posted under Presentations.

About Rose Rock Midstream
Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Non-GAAP Financial Measures
This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts.  The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP).  Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Exhibit 99.1

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements.”
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
roserockir@rrmidstream.com

Media:
Kiley Roberson
918-524-8594
kroberson@rrmidstream.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	December 31, 2012	December 31, 2011
ASSETS
Current assets	$250,617	$166,582
Property, plant and equipment, net	291,530	276,246
Other noncurrent assets, net	2,579	2,666
Total assets	$544,726	$445,494

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities	$231,843	$140,553
Long-term debt	4,562	87
Total liabilities	236,405	140,640

Total partners' capital	308,321	304,854
Total liabilities and partners' capital	$544,726	$445,494

Exhibit 99.1

Condensed Consolidated Statements of Income
(in thousands, except per unit amounts, unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenues, including revenues from affiliates:
Product	$140,344	$123,477	$120,358	$576,158	$395,301
Service	11,386	8,724	11,196	44,318	35,801
Other	—	(1)	—	(59)	219
Total revenues	151,730	132,200	131,554	620,417	431,321

Expenses, including expenses from affiliates:
Costs of products sold, exclusive of depreciation and amortization	134,119	113,461	111,790	546,966	366,265
Operating	6,156	5,278	5,698	23,302	18,973
General and administrative	3,253	3,336	4,081	12,083	9,843
Depreciation and amortization	3,099	2,874	3,066	12,131	11,379
Total expenses	146,627	124,949	124,635	594,482	406,460

Operating income	5,103	7,251	6,919	25,935	24,861

Other expenses (income):
Interest expense	505	418	450	1,912	1,823
Other expense (income), net	(3)	5	—	69	(197)
Total other expenses (income), net	$502	$423	$450	$1,981	$1,626
Net income	$4,601	$6,828	$6,469	$23,954	$23,235

Allocation of net income used for earnings
per unit calculation:
Net income	$4,601	$6,828	$6,469	$23,954	$23,235
Less: Net income prior to initial public offering
on December 14, 2011	—	5,858	—	—	22,265
Net income subsequent to initial public offering
on December 14, 2011	$4,601	$970	$6,469	$23,954	$970
Allocation of net income subsequent to initial public offering:
Net income allocated to general partner	$92	$19	$129	$479	$19
Net income allocated to common unitholders	$2,254.5	$475.5	$3,170	$11,737.5	$475.5
Net income allocated to subordinated unitholders	$2,254.5	$475.5	$3,170	$11,737.5	$475.5
Earnings per limited partner unit subsequent to initial public offering:
Common units (basic and diluted)	$0.27	$0.06	$0.38	$1.40	$0.06
Subordinated units (basic and diluted)	$0.27	$0.06	$0.38	$1.40	$0.06
Basic weighted average number of limited partner units outstanding:
Common units	8,390	8,390	8,390	8,390	8,390
Subordinated units	8,390	8,390	8,390	8,390	8,390
Diluted weighted average number of limited partner units outstanding:
Common units	8,411	8,390	8,409	8,406	8,390
Subordinated units	8,390	8,390	8,390	8,390	8,390

Exhibit 99.1

Non-GAAP Reconciliations

(in thousands, unaudited)	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Reconciliation of operating income to Adjusted gross margin:
Operating income	$5,103	$7,251	$6,919	$25,935	$24,861
Add:
Operating expense	6,156	5,278	5,698	23,302	18,973
General and administrative	3,253	3,336	4,081	12,083	9,843
Depreciation and amortization	3,099	2,874	3,066	12,131	11,379
Less:
Unrealized gain (loss) on derivatives, net	(1,628)	453	554	(1,196)	787
Adjusted gross margin	$19,239	$18,286	$19,210	$74,647	$64,269

Reconciliation of net income to Adjusted EBITDA:
Net income	$4,601	$6,828	$6,469	$23,954	$23,235
Add:
Interest expense	505	418	450	1,912	1,823
Depreciation and amortization	3,099	2,874	3,066	12,131	11,379
Non-cash equity compensation	90	—	79	308	—
(Gain) loss on impairment or sale of assets	(57)	52	—	(1)	64
Provision for (recovery of) uncollectible accounts receivable	—	(16)	—	—	(916)
Less:
Impact from derivative instruments:
Total gain (loss) on derivatives, net	491	(1,699)	(631)	149	(386)
Total realized (gain) loss (cash flow) on derivatives, net	(2,119)	2,152	1,185	(1,345)	1,173
Non-cash unrealized gain (loss) on derivatives, net	(1,628)	453	554	(1,196)	787
Adjusted EBITDA	$9,866	$9,703	$9,510	$39,500	$34,798

Reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$(428)	$3,448	$15,446	$35,097	$51,085
Less:
Changes in assets and liabilities	(9,887)	(5,865)	6,296	(2,850)	18,082
Add:
Interest expense, excluding amortization of debt issuance costs	407	390	360	1,553	1,795
Adjusted EBITDA	$9,866	$9,703	$9,510	$39,500	$34,798

Exhibit 99.1

Non-GAAP Reconciliations (Continued)

(in thousands, unaudited)	Three Months Ended		Year Ended
	December 31, 2012		December 31, 2012
Reconciliation of net income to distributable cash flow:
Net income	$4,601		$23,954
Add: Interest expense	505		1,912
Add: Depreciation and amortization	3,099		12,131
EBITDA	8,205		37,997
Add: (Gain) loss on impairment or sale of assets	(57)		(1)
Add: Non-cash equity compensation	90		308
Less:
Unrealized gain (loss) on derivatives, net	(1,628)		(1,196)
Adjusted EBITDA	$9,866		$39,500
Less: Cash interest expense	406		1,551
Less: Maintenance capital expenditures	1,633		4,239
Distributable cash flow	$7,827		$33,710

Distribution declared	$8,331	(1)	$27,979	(2)

Distribution coverage ratio	0.94x		1.20x

(1) The distribution declared January 24, 2013 represents $0.4025 per unit, or $1.61 per unit on an annualized basis. This is a 2.5% increase over the prior quarter. The distribution includes units issued on January 11, 2013.

(2) The distribution declared represents the quarterly cash distributions for the full year 2012.

2013 Adjusted EBITDA Guidance
(in millions, unaudited)
	Guidance(1)
	Low	High
Net income	$26.7	$32.2
Add: Interest expense	12.3	11.3
Add: Depreciation and amortization	13.5	13.0
EBITDA	$52.5	$56.5
Non-Cash Adjustments	3.5	3.5
Adjusted EBITDA	$56.0	$60.0
Non-Cash Adjustments
Remove equity earnings in White Cliffs Pipeline	$(14.0)	$(16.0)
Include cash distributions in White Cliffs Pipeline	17.0	19.0
Non-cash equity compensation	0.5	0.5
Non-Cash Adjustments	$3.5	$3.5

(1)	Guidance is on a cash basis for White Cliffs Pipeline